Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF HALYARD HEALTH, INC.
Halyard Health, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
1.That on May 29, 2018, the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation. The proposed amendment is as follows:
NOW, THEREFORE, BE IT RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting Article I thereof in its entirety and replacing it with a new Article I to read as follows:
“ARTICLE I
NAME OF CORPORATION
The name by which the corporation is to be known is Avanos Medical, Inc. (the “Corporation”).”
2.That said amendment was duly adopted by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.
3.This amendment shall be effective at 11:59pm on June 30, 2018.

[Signature on following page]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 29th day of May, 2018.

HALYARD HEALTH, INC.

By:	/s/ S. Ross Mansbach
S. Ross Mansbach Vice President, Deputy General Counsel and Corporate Secretary